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i2Telecom Receives Notice of Allowance from U.S. Patent and Trademark Office for “Dynamic Transmission of Packets Over Broadband” Patent

Patent Covers Technology Utilized by OEMs and Communication Services Providers; Company Believes Patent Substantially Exceeds Value of VoiceStick® Patent Previously Sold for $6.5 Million

ATLANTA, GEORGIA – October 14, 2008 -- i2Telecom International, Inc. ("i2Telecom®") (OTCBB: ITUI), a leading developer of award-winning patented and innovative high-quality mobile applications products and services, today announced that it has received a Notice of Allowance from the U.S. Patent and Trademark Office (“USPTO”) relating to a patent application involving its claims for “Dynamically Adapting the Transmission Rate of Packets in Real-Time VoIP Communications to the Available Bandwidth” (“DMTR”) technology. i2Telecom was the first to file a patent application on DMTR several years ago. A Notice of Allowance is issued by the USPTO if one or more of the claims in the application are allowed. Based on the Notice of Allowance covering 4 claims, i2Telecom currently believes that the patent could be issued before the end of 2008.

i2Telecom believes the DMTR technology is currently being used by a number of original equipment manufacturers, “OEMs” that deploy softphones, microgateway devices, gateways, routers or switches along with a number of carriers that use the technology to improve the quality and eliminate degradation issues when transmitting voice packets over the Internet.

“This is a very significant development as it covers technology that is broadly used in the Internet telephony space by both OEMs and service providers,” stated Paul Arena, Chairman and Chief Executive Officer of i2Telecom International, Inc. “The DMTR patent is a foundational patent and a strategic component of our intellectual property. We believe that this patent has substantially more value than the patent we were granted earlier this year for our VoiceStick® technology, which we sold for $6.5 million. This value may come from licensing fees, monetization through the sale of the patent or a combination thereof. We are gratified to know that the USPTO will soon issue a patent to protect this extremely valuable asset.”

The patent covers i2Telecom’s DMTR technology. Some of the characteristics of the DMTR technology described in the allowed patent include:

•	A method for adapting the transmission rate of media packets between endpoints in a Voice over Internet protocol “VoIP” communication comprising;
•	Determining a starting bandwidth measure at a starting point;
•	Selecting a starting CODEC at the starting end point based on the starting bandwidth measure;
•	Determining an ending bandwidth measure at the ending endpoint;
•	Selecting an ending CODEC at the ending endpoint based on the ending bandwidth measure;
•	Comprising a data rate equal to the lower of the starting CODEC nominal rate and the ending CODEC nominal rate;
•	Obtaining a packet loss ratio of a media packet stream between the starting endpoint and the ending endpoint;
•	Determining whether the packet loss ratio exceeds a maximum packet loss ratio associated with the current CODEC;
•	When the packet loss ratio exceeds the maximum packet loss ratio, determining a nominal in-use data rate of the current CODEC;
•	When the current frames per packet measure is greater than or equal to the maximum frames per packet measure;
•	Determining whether a substitute CODEC having a substitute nominal data rate that is lower than the in-use nominal data rate is available at the starting and ending endpoints.
•	The method of ending a starting probe packet from the starting endpoint to a network device; echoing the starting probe packet from the network device to the starting endpoint;
•	Determining the bandwidth of the path from the starting endpoint to the network device

•	The method for adapting the transmission rate of media packets between endpoints in a VoIP communication, wherein;
•	The network device is selected from a STUN server, a SIP server, an endpoint, and an echo server
•	The method for adapting the transmission rate of media packets between endpoints in a VoIP communication, wherein:
•	Selecting the starting CODEC at the starting endpoint comprises;
•	Associating the starting CODEC with a bandwidth range;
•	Determining whether the starting bandwidth measure is within the bandwidth range; and
•	If the starting bandwidth measure is within the bandwidth range, then selecting the starting CODEC.

A codec is a device or program capable of encoding and/or decoding a digital data stream or signal. The word codec may be a combination of any of the following: 'compressor-decompressor', 'coder-decoder', or 'compression/decompression algorithm.

“i2Telecom also previously announced (in January 2007) that, after spending over $25 million to develop and protect its leading core and differentiating advanced technology in the Internet telephony space, the Company engaged Vinson & Elkins, one of the world’s top intellectual property law firms, to support the Company in the protection and enforcement of its IP rights and assets on behalf of the Company and its shareholders,” continued Mr. Arena, “The recent issuance of a Notice of Allowance by the USPTO involving our DMTR technology bolsters the Company’s ability to protect and enforce its intellectual property rights, which we believe may have been violated by dozens of companies in the telecommunications and electronic communications device industries. Accordingly, we will continue to evaluate opportunities to monetize the value of our intellectual property assets.”

“This is our second patent to be approved in the last year and we anticipate several more Notices of Allowance from the United States Patent and Trademark Office during the coming year,” concluded Mr. Arena.

About i2Telecom International, Inc.

i2Telecom International, Inc. is a leading developer of award-winning patented and innovative high-quality mobile applications products and services that employ best-of-breed VoIP technology and use a combination of the Company's own services network and the Internet to deliver high-quality phone calls, streaming video and text chat to customers on a global scale. i2Telecom International provides its VoiceStick®, MyGlobalTalk™, Digital Portal communications and microgateway adapters for VoIP long-distance and other enhanced communication services to its subscribers. Its patent pending services technology platform is compliant with the Session Initiation Protocol ("SIP") telecommunications industry standard. For additional information visit www.i2telecom.com or www.voicestick.com or www.myglobaltalk.com or call 404-567-4750.

SAFE HARBOR Statement under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom® does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

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